Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Generated $55.6 Million in First Quarter Gross Orders;

Revenue Increased 5 Percent Year over Year

SUNNYVALE, Calif., October 24, 2017 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the first fiscal quarter ended September 30, 2017.

First Quarter Highlights

•                  Gross orders increased 11 percent to $55.6 million, net orders were $51.0 million. Ending backlog increased 14 percent year-over-year to $465.0 million

•                  Gross orders featured a strong contribution from TomoTherapy® and Radixact™ Systems that represented approximately 75 percent of unit mix

•                  Revenue increased 5 percent year-over-year to $91.0 million driven by product revenue growth of 9 percent

•                  Gross margin expanded approximately 600 basis points year-over-year to 42 percent driven by significant improvements in both product and service gross margins

•                  Enhanced capital structure by reducing short term debt and potential share dilution by refinancing and extending convertible debt

•                  Newly published 10-year study data demonstrated the clinical efficacy of the CyberKnife® System with low-risk prostate cancer that showed 98.4 percent of study participants had local disease control 10-years post treatment (1)

“Our 11 percent year-over-year gross orders growth during the first quarter was highlighted by Radixact system wins primarily in new and competitor bunkers,” said Joshua H. Levine, president and chief executive officer. “Customers cite the precision, case mix versatility and speed of our systems as reasons for their decision to select Accuray. Our first quarter results are on track to achieving our growth objectives for the year and therefore we are reaffirming today the fiscal 2018 guidance we provided in August.”

Financial Highlights

Gross product orders totaled $55.6 million for the 2018 fiscal first quarter compared to $50.3 million for the prior fiscal year period. Ending product backlog was $465.0 million, approximately 14 percent higher than backlog at the end of the prior fiscal year first quarter.

Total revenue was $91.0 million compared to $86.5 million in the prior fiscal year first quarter. Service revenue totaled $52.0 million compared to $50.9 million, while product revenue totaled $38.9 million compared to $35.6 million in the prior fiscal year first quarter. The increase in product revenue was primarily due to backlog conversion of orders to revenue from the EIMEA and Japan regions. Service revenue increased due to the continued install base expansion.

(1)         Katz A (September 09, 2017) Stereotactic Body Radiotherapy for Low-Risk Prostate Cancer: A Ten-Year Analysis. Cureus 9(9): e1668. DOI 10.7759/cureus.1668

Total gross profit for the fiscal 2018 first quarter was $38.1 million or 42 percent of sales, comprised of product gross margin of 43 percent and service gross margin of 41 percent. This compares to total gross profit of $31.3 million or 36 percent of sales, comprised of product gross margin of 34 percent and service gross margin of 38 percent for the prior fiscal year fiscal first quarter. The increase in gross margin was due to several factors including: volume, product mix, intangible amortization expiring in the fourth quarter of prior year and cost down initiatives on both product and service cost of goods sold.

Operating expenses were $40.2 million, an increase of 6 percent compared with $37.9 million in the prior fiscal first quarter. The increase is primarily due to investments in research and development as well as sales and marketing. Fiscal 2018 operating expense is now anticipated to be 3 to 5 percent higher than fiscal 2017, which is a run rate of approximately $39 to $40 million per quarter.

Net loss was $9.4 million, or $0.11 per share, for the first quarter of fiscal 2018, compared to a net loss of $9.9 million, or $0.12 per share, for the first quarter of fiscal 2017. Net loss for the first quarter of fiscal 2018 included a $3.2 million non-cash early extinguishment of debt expense.

Adjusted EBITDA for the first quarter of fiscal 2018 was $3.2 million, compared to $1.2 million in the prior fiscal year first quarter.

Cash, cash equivalents, investments and short-term restricted cash were $94.4 million as of September 30, 2017 compared to $108.8 million as of June 30, 2017.

As previously announced in August 2017, the company enhanced its capital structure through the issuance of approximately $85.0 million of 3.75% convertible senior notes due July 2022 and concurrently retiring approximately $75.0 million of previously outstanding 3.50% convertible senior notes due February 2018.

2018 Financial Guidance

The company is reaffirming the revenue, adjusted EBITDA, and gross orders guidance provided on August 22, 2017 as follows:

•                  Revenue: $390.0 million to $400.0 million representing growth of approximately 2 percent to 4 percent year-over-year with product revenue growing approximately 5 to 10 percent year-over-year;

•                  Adjusted EBITDA: $25.0 million to $30.0 million representing growth of approximately 23 percent to 47 percent year-over-year; and

•                  Gross Orders growth of approximately 5 percent.

Guidance for non-GAAP financial measures excludes amortization of intangibles, depreciation, stock-based compensation expense, interest expense, net and provision for income taxes.  For more information regarding the non-GAAP financial measures discussed in this press release, please see “Use of Non-GAAP Financial Measures” below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss its fiscal first quarter results and recent corporate developments. Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 98682556

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com. In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 98682556. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”). Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the financial statement tables included in this press release, and investors are encouraged to review this reconciliation.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies and excludes expenses that may have a material impact on the company’s reported financial results. This non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding orders, backlog, revenues, adjusted EBITDA, operating expenses and run rates, ability to meet financial targets, and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the timing of the China Class A license announcement; the success of the adoption of our CyberKnife, TomoTherapy, and Radixact Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s Annual Report on Form 10-K, which was filed on August 25, 2017, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2017	2016

Gross Orders	$55,647	$50,335
Net Orders	51,038	37,187
Order Backlog	464,968	407,487

Net revenue:
Products	$38,916	$35,599
Services	52,034	50,907
Total net revenue	90,950	86,506
Cost of revenue:
Cost of products	22,102	23,352
Cost of services	30,742	31,810
Total cost of revenue	52,844	55,162
Gross profit	38,106	31,344
Operating expenses:
Research and development	14,093	12,229
Selling and marketing	14,757	14,318
General and administrative	11,308	11,344
Total operating expenses	40,158	37,891
Loss from operations	(2,052)	(6,547)
Other expense, net	(6,571)	(4,005)
Loss before provision for income taxes	(8,623)	(10,552)
Provision for (benefit from) income taxes	759	(626)
Net loss	$(9,382)	$(9,926)

Net loss per share - basic and diluted	$(0.11)	$(0.12)
Weighted average common shares used in computing loss per share:
Basic and diluted	83,747	81,576

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	June 30,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$67,916	$72,084
Investments	23,931	23,909
Restricted cash	2,547	12,829
Accounts receivable, net	69,650	72,789
Inventories	113,421	105,054
Prepaid expenses and other current assets	16,909	18,988
Deferred cost of revenue	2,497	3,350
Total current assets	296,871	309,003
Property and equipment, net	21,672	23,062
Goodwill	57,863	57,812
Intangible assets, net	929	964
Deferred cost of revenue	74	206
Other assets	16,543	15,417
Total assets	$393,952	$406,464
Liabilities and equity
Current liabilities:
Accounts payable	$22,199	$17,486
Accrued compensation	20,813	25,402
Other accrued liabilities	18,113	23,870
Short-term debt	39,151	113,023
Customer advances	19,364	16,926
Deferred revenue	80,303	87,785
Total current liabilities	199,943	284,492
Long-term liabilities:
Long-term other liabilities	10,414	10,068
Deferred revenue	16,080	13,823
Long-term debt	118,869	51,548
Total liabilities	345,306	359,931
Equity:
Common stock	84	84
Additional paid-in capital	508,014	496,887
Accumulated other comprehensive income (loss)	316	(52)
Accumulated deficit	(459,768)	(450,386)
Total equity	48,646	46,533
Total liabilities and equity	$393,952	$406,464

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended September 30,
	2017	2016
GAAP net loss	$(9,382)	$(9,926)
Amortization of intangibles (a)	36	1,988
Depreciation (b)	2,478	2,667
Stock-based compensation (c)	2,432	3,473
Interest expense, net (d)	6,820	3,592
Provision for (benefit from) income taxes	759	(626)
Adjusted EBITDA	$3,143	$1,168

(a) consists of amortization of intangibles - developed technology and acquired patents.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities, interest expense associated with our convertible notes and revolving credit facility and non-cash loss on extinguishment of debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2018
	From	To
GAAP net loss	$(20,600)	$(15,600)
Depreciation and amortization (a)	10,400	10,400
Stock-based compensation (b)	13,000	13,000
Interest expense, net (c)	19,000	19,000
Provision for income taxes	3,200	3,200
Adjusted EBITDA	$25,000	$30,000

(a) consists of depreciation, primarily on property and equipment as well as amortization of intangibles - developed technology and acquired patents.

(b) consists of stock-based compensation in accordance with ASC 718.

(c) consists primarily of interest income from available-for-sale securities, interest expense associated with our convertible notes and revolving credit facility and non-cash loss on extinguishment of debt.